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                                                                     Exhibit 3.5



                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         MEMORY PHARMACEUTICALS CORP.

                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware

      Memory Pharmaceuticals Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:         That Section B(2)(d)(i)(D)(IV) of Article FIFTH of the
                  Certificate of Incorporation of the Corporation, as amended, be and hereby is amended to delete the number "9,500,000" and to replace such number with "10,200,000".

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its CEO this 15th day of March, 2004.

                                    MEMORY PHARMACEUTICALS CORP.



                                    By:   /s/ Tony Scullion
                                          ----------------------
                                          Name:  Tony Scullion
                                          Title: Chief Executive Officer